Exhibit 10.13

SALARIES AND OTHER COMPENSATION OF EXECUTIVE OFFICERS

The table below shows a summary of the amounts of compensation paid to the Company’s executive officers for the last three fiscal years.

					Long Term Compensation
Name and Principal		Annual Compensation (1)			Restricted Stock Awards	Securities Underlying Options	All Other Compensation
Position	Year	Salary	Bonus		(2)	(Shares)	(3)
John W. Elias	2005	$350,000		(4)	$141,019	—	$4,040
Chairman of the Board, President	2004	$350,000	$210,000		$93,852	50,000	$4,040
and Chief ExecutiveOfficer	2003	$350,000	$200,000		—	50,000	$2,630

Michael G. Long	2005	$194,625		(4)	$76,942	—	$7,000
Executive Vice President	2004	$178,500	$109,000		$47,203	—	$6,500
and Chief Financial Officer	2003	$166,700	$59,000		$29,808	—	$6,000

John O. Tugwell	2005	$199,500		(4)	$76,942	—	$7,000
Executive Vice President	2004	$183,000	$111,000		$47,203	—	$5,935
and Chief Operating Officer	2003	$172,000	$59,000		$29,808	—	$6,000

(1)                                  Other annual compensation for the named individuals during each of 2005, 2004 and 2003 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2)                                  Reflects restricted stock awards made pursuant to the Incentive Plan. The dollar value included in the table reflects the valuation at the time of the award. In the case of all restricted stock awards made to executive officers in the last three fiscal years, shares were not issued at the time of the award and instead are issued ratably over three years beginning on the first anniversary of the date of grant, in accordance with the vesting schedule for the award.  Mr.  Elias received awards of 7,110 and 8,583 shares of restricted stock on April 1, 2004 and April 1, 2005, respectively.  Messrs. Long and Tugwell each received awards of 7,200, 3,576 and 4,683 shares of restricted stock on April 1, 2003, April 1, 2004 and April 1, 2005, respectively. Awards of restricted stock, all of which provide that actual shares are issued only upon vesting, have also been made in prior periods. If actual shares had been issued at grant for the restricted stock awards made in 2005 and all prior periods, the number and value of restricted shares held by the named officers at December 31, 2005 would be as follows: Mr. Elias: 13,323 shares ($331,876); Mr. Long: 9,467 shares ($235,823); and Mr. Tugwell: 9,467 shares ($235,823).

(3)                                  In the case of Mr. Elias, amounts shown represent payments by the Company for life insurance on his account. In the case of Messrs. Long and Tugwell, amounts shown represent the Company’s contributions under its 401(k) Plan. No amounts are included for Mr. Tugwell for payments received by him in respect of overriding royalty interests granted prior to his becoming an executive officer.

(4)                                  The 2005 bonus plan is described in further detail in the “Description of 2005 Bonus Program” filed as Exhibit 10.14 to this Form 10-K and incorporated by reference. The bonus amounts under the 2005 bonus plan will be reported in the 2006 proxy statement.